------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response........ 0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
 Shustek         Michael             V.          Vestin Group Inc. (VSTN)                        X  Director       X  10% Owner
--------------------------------------------   ----------------------------------------------   ----              ---
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for       X  Officer           Other (specify
                                                  Number of Reporting        Month/Year         ----              --- below)
 2901 El Camino Avenue                            Person (Voluntary)                            (give title below)
--------------------------------------------                                May 2002             Chief Executive Officer
                  (Street)                                                ------------------ -----------------------------------
                                                                          5. If Amendment,
 Las Vegas,        Nevada           89102                                 Date of Original   7. Individual or Joint/Group Filing
--------------------------------------------                                 (Month/Year)       (Check Applicable Line)
    (City)        (State)           (Zip)                                                        X    Form filed by One
                                                                                N/A             ----  Reporting Person
                                                                          -------------------         Form filed by More Than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/29/02   S             2,000     D        $9.08        3,267,499           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/29/02   S             1,000     D        $9.04                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/30/02   S             2,800     D        $8.80                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/30/02   S             1,000     D        $9.04                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/30/02   S             1,000     D        $8.79                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/30/02   S             2,000     D        $8.78                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/30/02   S             200       D        $8.85                            D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED                 (Over)
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OM CONTROL NUMBER.                                            SEC 1474 (3/99)

------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:         3235-0287
[ ] Check this box if no                                                                              Expires:    December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                Vestin Group Inc. (VSTN)                        to Issuer (Check all applicable)
    Shustek       Michael         V.           ----------------------------------------------       Director          10% Owner
--------------------------------------------   3. IRS or Social Security  4. Statement for      ----              ---
    (Last)        (First)         (Middle)        Number of Reporting        Month/Year             Officer           Other (specify
                                                  Person (Voluntary)        May 2002            ----              --- below)
   2901 El Camino Avenue                                                  -------------------   (give title below)
--------------------------------------------                              5. If Amendment,
                  (Street)                                                   Date of Original   ------------------------------------
                                                                             (Month/Year)
  Las Vegas,    Nevada          89102                                                        7. Individual or Joint/Group Filing
--------------------------------------------                              -------------------   (Check Applicable Line)
    (City)        (State)           (Zip)                                                             Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans- 3. Trans-      4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action    action         or Disposed of (D)          Securities          Form:         Indirect
                                   Date      Code           (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                             (Instr. 8)                                 Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/31/02   S            32,700     D        $8.2611                            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/31/02   S            1,500      D        $8.45                              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/31/02   S            500        D        $8.35                              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/31/02   S            200        D        $8.50                              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/31/02   S            800        D        $8.40                              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/31/02   S            100        D        $8.64                              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/31/02   S            900        D        $8.60                              D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED                (Over)
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OM CONTROL NUMBER.                                            SEC 1474 (3/99)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ MICHAEL SHUSTEK         June 10, 2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ------------------------------------------
                                                                                          **Signature of Reporting Person    Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are                              Page 2
not required to respond unless the form displays a currently valid OMB Number.
